Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ProSomnus, Inc. of our report dated April 2, 2022, relating to the consolidated financial statements of ProSomnus Holdings, Inc, appearing in the registration statement on Form S-4/A (No. 333-265885) filed by LAAA Merger Corp. on November 4, 2022.

/s/ SingerLewak LLP

San Jose, California

March 3, 2023